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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549


                                   FORM 11-K/A


/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
       For the fiscal year ended December 31, 1994

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
       For the transition period from _____ to _____



Commission file number 0-20421



                          UNITED ARTISTS ENTERTAINMENT
                         EMPLOYEE STOCK OWNERSHIP PLAN
                            (Full title of the Plan)



                           TELE-COMMUNICATIONS, INC.
              (Issuer of the securities held pursuant to the Plan)



                                5619 DTC Parkway
                          Englewood, Colorado  80111
                  (Address of its principal executive office)


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                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Plan Committee have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                                          UNITED ARTISTS ENTERTAINMENT
                                          EMPLOYEE STOCK OWNERSHIP PLAN
                                          (Name of Plan)


Date: June 30, 1995                       /s/ Bernard W. Schotters
                                          --------------------------------------
                                                Bernard W. Schotters
                                                Vice President - Finance
                                                  and Treasurer
                                                  and Member of Plan Committee